UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Meta Platforms, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-1665019
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1 Meta Way, Menlo Park, California 94025

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares, each representing a 1/20th interest in a share of 6.50% Series A Mandatory Convertible Preferred Stock, par value $0.000006	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-299631

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are Meta Platforms, Inc.’s (the “Company”) Series A Depositary Shares, each representing a 1/20th interest in a share of 6.50% Series A Mandatory Convertible Preferred Stock, par value $0.000006 per share and liquidation preference $1,000 per share (the “Series A Mandatory Convertible Preferred Stock”).

The descriptions of the terms of the Series A Depositary Shares and the underlying Series A Mandatory Convertible Preferred Stock set forth under the headings (i) “Description of Capital Stock” and “Description of Depositary Shares” in the prospectus dated October 26, 2026 (the “Prospectus”), forming a part of the Company’s registration statement on Form S-3 (File No. 333-299631) (the “Registration Statement”), filed under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) “Description of Capital Stock,” “Description of Series A Depositary Shares,” and “Description of Series A Mandatory Convertible Preferred Stock,” respectively, in the Company’s prospectus supplement, dated October 26, 2026, to the Prospectus, are hereby incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation (including all amendments thereto) (incorporated by reference to Exhibit 3.1 to Meta Platforms, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to Meta Platforms, Inc.’s Current Report on Form 8-K filed on September 10, 2024).

3.3	Certificate of Designations for the 6.50% Series A Mandatory Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware and effective October 28, 2026 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 29, 2026).

4.1	Form of Certificate for the 6.50% Series A Mandatory Convertible Preferred Stock (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 29, 2026).

4.2	Deposit Agreement for the Series A Mandatory Convertible Preferred Stock, dated as of October 29, 2026, among Meta Platforms, Inc., Computershare Inc. and Computershare Trust Company, N.A., acting jointly as depositary (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on October 29, 2026).

4.3	Form of Depositary Receipt for the Series A Depositary Shares (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on October 29, 2026).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

META PLATFORMS, INC.

Date: October 29, 2026	By:	/s/ Katherine R. Kelly
Katherine R. Kelly
Vice President and Corporate Secretary